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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Herrick          Norton                         Electropharmacology, Inc. (EPHI)             Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       x 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  2295 Corporate Blvd., NW                        Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)            8/98            ----        title ---       below)
                 (Street)                                                 ------------------                below)
  Boca Raton       Florida           33431                                5. If Amendment,
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 x    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    8/24/98     J(1)        1,575,000  A        (1)           1,893,950             D            N/A
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (8/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               ----------------------------------------
                                                                               Date      Expira-              Amount or
                                                    -------------------------- Exer-     tion       Title     Number of
                                                    Code  V     (A)     (D)    cisable   Date                 Shares
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Preferred Stock           one for one    8/24/98      J(1)           242,950   immed.    --    Common Stock    242,950     (1)
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Warrants                      $6.00      8/24/98      J(1)           800,000   immed. 11/13/05 Common Stock    800,000     (1)
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Warrants                      $7.50      8/24/98      J(1)           250,000   immed. 11/13/05 Common Stock    250,000     (1)
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Warrants                      $9.00      8/24/98      J(1)           250,000   immed. 11/13/05 Common Stock    250,000     (1)
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1. Title of Derivative                        9. Number of           10. Ownership               11. Nature of
   Security                                      Derivative              Form of                     Indirect
   (Instr. 3)                                    Securities              Derivative                  Beneficial
                                                 Beneficially            Security:                   Ownership
                                                 Owned at End            Direct (D)                  (Instr. 4)
                                                 of Month                or Indirect (I)
                                                 (Instr. 4)              (Instr. 4)

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Preferred Stock                                      0                       N/A                   N/A
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Warrants                                             0                       N/A                   N/A
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Warrants                                             0                       N/A                   N/A
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Warrants                                             0                       N/A                   N/A
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Explanation of Responses:

(1) These shares of Common Stock were acquired and, the Preferred Stock and Warrants were disposed of, in connection with a Reorganization by the Company, which was consummated on August 24, 1998, in which Mr. Herrick exchanged such Preferred Stock and Warrants for the acquired Common Stock.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Norton Herrick             9/9/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- --------
                                                                                            **Signature of Reporting Person   Date
                                                                                                    Norton Herrick

Note: File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                     (8/96)
